Exhibit 3.1.3

Document must be filed electronically.
Paper documents will not be accepted.
  Document processing fee
Fees & forms/cover sheets
  are subject to change.
To access other information or print
  copies of filed documents,
  visit www.sos.state.co.us
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E-Filed $ 25.00	Colorado Secretary of State Date and Time: 10/26/2010 10:06 AM ID Number: 19981132869 Document number: 20101587678 Amount Paid: $25.00
ABOVE SPACE FOR OFFICE USE ONLY
Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	19981132869

1. Enity name:	E-Debit Global Corporation
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:
(if aplicable)

3. Use of Restricted Words (if any of these
terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ "bank" or "trust" or any derivative thereof ☐ "credit union" ☐ "savings and loan" ☐ "insurance", casualty", "mutual", or "surety"

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

If the corporation's period of duration as amended is perpetual, mark this box:  ☑

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:
Brovarone Dennis
(Last) (First) (Middle) (Suffix)
18 Mountain Laurel Drive
(Street name and number or Post Office information)

Littleton CO 80127
(City) (State) (Postal/Zip Code)
United States
(Province - if applicable) (Country - if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and addressof any additional individuals causing the document to be delivered for filing, mark this box[ ]  and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

Articles of Amendment to Articles of Incorporation

1.	Name of corporation:	E-Debit Global Corporation

2.	The Articles have been amended as follows:

ARTICLE II
AUTHORIZED CAPITAL

The Corporation shall have authority to issue Five Hundred Million (500,000,000) shares of no par value common stock and Seventy Five Million (75,000,000) of no par value preferred stock, which may be issued in Series, the rights and preferences of which may be set by the board of directors from time to time prior to issuance.

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater portion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is.  The holders of a total of over ninety percent (90%) of the shares entitled to vote, voted in favor of the Amendment.